EXHIBIT 10.92

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of June 28, 2013 (the “Effective Date”) among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and CYTORI THERAPEUTICS, INC., a Delaware corporation with offices located at 3020 Callan Road, San Diego, CA  92121 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders.  The parties agree as follows:

1.            ACCOUNTING AND OTHER TERMS

1.1            Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations must be made in accordance with GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2.            LOANS AND TERMS OF PAYMENT

2.1            Promise to Pay.  Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2            Term Loan.

 (a)            Availability.  Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate amount of Twenty-Seven Million Dollars ($27,000,000) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly and collectively as “Term Loan”).  After repayment, no Term Loan may be re‑borrowed.

  (b)          Repayment.  Borrower shall make monthly payments of interest only, in arrears, commencing on the first (1st) Payment Date following the Funding Date of the Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of the Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of the Term Loan and the first Payment Date thereof.    Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to thirty-six (36) months, or if the Revenue Event occurs (and evidence of its occurrence reasonably satisfactory to the Collateral Agent is provided to the Collateral Agent no later than July 25, 2014), then the repayment schedule shall equal thirty (30) months.  All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date.  The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

EXECUTION VERSION

 (c)            Mandatory Prepayments.  If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) (except to the extent that the sole basis for such acceleration is the occurrence of an Event of Default under Section 8.3 based on a Material Adverse Change) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loan in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the Final Payment in respect of the Term Loan.

 (d)            Permitted Prepayment of Term Loan.  Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least fifteen (15) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.3            Payment of Interest on the Credit Extensions.

 (a)            Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate (which rate shall be fixed for the duration of the applicable Term Loan) equal to the Basic Rate, determined by Collateral Agent on the Funding Date of the applicable Term Loan, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full.

 (b)            Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

 (c)            360‑Day Year.  Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days.

 (d)            Debit of Accounts.  Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents if and to the extent that Borrower fails to pay such amounts when due; provided, however, the Collateral Agent and the Lenders must first satisfy the amount such unpaid principal and interest payments from the Designated Deposit Account and may only debit (or ACH) any other account only if, and to the extent, the amount of such unpaid principal and interest payments is not satisfied from the Designated Deposit Account. Any such debits (or ACH activity) shall not constitute a set‑off.

 (e)            Payments.  Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month.  Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

EXECUTION VERSION
2.4            Secured Promissory Notes.  The Term Loan shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement.  Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender absent manifest error, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.5            Fees.  Borrower shall pay to Collateral Agent:

 (a)            Facility Fee.  A fully earned, non‑refundable facility fee of Two Hundred Thousand Dollars ($200,000) to be shared between the Lenders pursuant to their respective Commitment Percentages which has already been paid by the Borrower on or about May 30, 2013;

 (b)            Final Payment.  The Final Payment, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

 (c)            Prepayment Fee.  The Prepayment Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

 (d)            Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses of Collateral Agent for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.6            Withholding.  Payments received by the Lenders from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.  Any Lender claiming any additional amounts payable pursuant to this Section 2.6, or for whom Borrower is required to increase the amount of any payment pursuant to this Section 2.6, shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Each Lender organized under the laws of a jurisdiction outside the United States as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W 8ECI or Form W 8BEN or other applicable form, certificate or document prescribed by the IRS or the United States.

EXECUTION VERSION

3.            CONDITIONS OF LOANS

3.1            Conditions Precedent to Credit Extension.  Each Lender’s obligation to make the Term Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

 (a)            original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

 (b)            subject to the terms of the Post Closing Letter, duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries other than Foreign Subsidiaries, to the extent required under Section 6.6;

 (c)            duly executed original Secured Promissory Notes in favor of each Lender according to its Term Loan Commitment Percentage;

 (d)            subject to the terms of the Post Closing Letter, the certificates for the Shares, if any, together with assignments separate from such certificates, duly executed in blank;

 (e)            the Operating Documents and good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

 (f)            a completed Perfection Certificate for Borrower;

 (g)            the Annual Projections, for the current calendar year;

 (h)            duly executed original officer’s certificate for Borrower and each Subsidiary that is a Guarantor party to the Loan Documents, in a form acceptable to Collateral Agent and the Lenders;

 (i)            certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

 (j)            subject to the terms of the Post Closing Letter, a landlord’s consent executed in favor of Collateral Agent in respect of all of Borrower’s and each Subsidiaries’ leased locations other than for Permitted Locations (as defined herein below);

 (k)            subject to the terms of the Post Closing Letter, a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of One Hundred Thousand Dollars ($100,000.00) other than for Permitted Locations;

 (l)            a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

 (m)           evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders;

 (n)           evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

EXECUTION VERSION

 (o)            payment of the Lenders’ Expenses then due as specified in Section 2.5 hereof.

 (p)            receipt by (i) the Lenders of an executed Disbursement Letter in the form of Exhibit B‑1 attached hereto; and (ii) SVB of an executed Loan Payment/Advance Request Form in the form of Exhibit B‑2 attached hereto;

 (q)            receipt by Collateral Agent of an executed copy of the JV Termination Agreement;

 (r)            the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of the Disbursement Letter (and the Loan Payment/Advance Request Form) and on the Funding Date of the Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  The Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

 (s)            in such Lender’s discretion, there has not been any Material Adverse Change.

3.2            Intentionally Left Blank.

3.3            Covenant to Deliver.  Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

3.4            Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time three (3) Business Days prior to the date the Term Loan is to be made.  Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to the Lenders by electronic mail or facsimile a completed Disbursement Letter (and the Loan Payment/Advance Request Form, with respect to SVB) executed by a Responsible Officer or his or her designee.  The Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is a Responsible Officer or designee.  On the Funding Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment.

4.            CREATION OF SECURITY INTEREST

4.1            Grant of Security Interest.  Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien.  For the sake of clarity, (i) Liens described in clauses (a), (c)-(h), and (l)-(p) of the definition of Permitted Liens are permitted to have priority to the Collateral Agent’s Lien, and (ii) Collateral Agent’s Lien shall be subject to the licenses described in clauses (j) and (k) of the definition of Permitted Liens.  If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower, shall promptly notify Collateral Agent in a writing signed by Borrower, as the case may be, of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

EXECUTION VERSION
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) arising under this Agreement and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then one hundred five percent (105%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then one hundred ten percent (110%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.2        Authorization to File Financing Statements.  Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

4.3         Pledge of Collateral.  Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof (to the extent such proceeds or substitutions, if in the form of stock or other equity interests, constitute Shares), all cash, stock (to the extent such stock constitutes Shares) and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (to the extent such proceeds, if in the form of stock or other equity interests, constitute Shares), as security for the performance of the Obligations.  On the Effective Date, or, to the extent not certificated as of the Effective Date, within twenty (20) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower.  To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee.  Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

EXECUTION VERSION
5.            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1            Due Organization, Authorization: Power and Authority.  Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.  In connection with this Agreement, Borrower has delivered to Collateral Agent a completed perfection certificate signed by an officer of Borrower or such Subsidiary (the “Perfection Certificate”).  Borrower represents and warrants that (a) Borrower and each of its Subsidiaries’ exact legal name is that which is indicated on the Perfection Certificate and on the signature page of each Loan Document to which it is a party; (b) Borrower and each of its Subsidiaries is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth each of Borrower’s and its Subsidiaries’ organizational identification number or accurately states that Borrower or such Subsidiary has none; (d) each Perfection Certificate accurately sets forth Borrower’s and each of its Subsidiaries’ place of business, or, if more than one, its chief executive office as well as Borrower’s and each of its Subsidiaries’ mailing address (if different than its chief executive office); (e) Borrower and each of its Subsidiaries (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries, is accurate and complete in all material respects (it being understood and agreed that Borrower and each of its Subsidiaries may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement); such updated Perfection Certificates subject to the review and approval of Collateral Agent.  If Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, Borrower shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any material applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any Material Agreement.  As used herein, “Material Agreement” means any agreement or contract required to be filed by Borrower with the Securities and Exchange Commission (“SEC”) pursuant to Item 601(b)(10) of Regulation S-K (other than (x) employment or compensation related agreements, including agreements relating to stock option grants to employees, consultants and directors, and (y) agreements that have been filed with the SEC but that have been assigned or terminated or as to which Borrower has no continuing obligations and is owed no further consideration or performance by the other parties thereto, in each case, prior to the date of this Agreement).  Neither Borrower nor any of its Subsidiaries is in default under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2         Collateral.

(a)            Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith with respect of which Borrower or such Subsidiary has given Collateral Agent notice and, to the extent required under Section 6.6 hereof, taken such actions as are necessary to give Collateral Agent a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

EXECUTION VERSION
(b)            On the Effective Date, except for Permitted Locations and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee (such as a warehouse), and (ii)  no such third party bailee possesses components of the Collateral in excess of One Hundred Thousand Dollars ($100,000.00).  None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificates on the Effective Date or as permitted pursuant to Section 6.11.

(c)            All Inventory is in all material respects of good and marketable quality, free from material defects, or for which Borrower maintains adequate reserves in accordance with GAAP and consistent with Borrower’s past practices.

(d)        Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens.  (i) To Borrower’s knowledge, each of Borrower’s and its Subsidiaries’ Patents (other than patent applications) is valid and enforceable, any and all patent applications constituting such Patents have been filed in good faith, and no part of Borrower’s or its Subsidiaries’ Intellectual Property which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part, and (ii) to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change.  Except as noted on the Perfection Certificate, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any Material Agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in a Loan Party’s interest in such Material Agreement or any other property, or (ii) for which a default under or termination of could interfere in any material respect with Collateral Agent’s or any Lender’s right to sell any Collateral.  Borrower shall provide written notice to Collateral Agent and each Lender within fifteen (15) days of Borrower or any of other Loan Party entering into or becoming bound by any such Material Agreement with respect to which Borrower or any such Loan Party is the licensee (other than licenses of over‑the‑counter software or other licenses that are generally commercially available to the public).

5.3            Litigation.  Except as disclosed (i) on the Perfection Certificates, or (ii) in accordance with Section 6.9 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries the outcome of which could reasonably be expected to have a Material Adverse Change.

5.4            No Material Deterioration in Financial Condition; Financial Statements.  All consolidated financial statements for Borrower and its Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments), in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries as of the dates and for the periods specified therein.  There has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent financial statements submitted to any Lender.

5.5            Solvency.  Borrower and each of its Subsidiaries is Solvent.

5.6            Regulatory Compliance.  Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change.  Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

EXECUTION VERSION
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti‑Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law, or (iii) is a Blocked Person.  None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law.

5.7            Investments.  Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8            Tax Returns and Payments; Pension Contributions.  Borrower and each of its Subsidiaries has timely filed all required federal (and all material state and local tax returns and reports (or timely extensions therefor), and Borrower and each of its Subsidiaries, has timely paid all federal and all material foreign, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries, in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the following sentence.  Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries.  Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9            Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.  A portion of the proceeds of the Term Loan shall be used by Borrower to repay the Existing Indebtedness in full on the Effective Date.

5.10            Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non‑assessable.  To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.11            Full Disclosure.  No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in light of the circumstances under which they were made, not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

EXECUTION VERSION
5.12            Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6.            AFFIRMATIVE COVENANTS

Borrower shall, and, other than Section 6.2 below shall cause each of its Subsidiaries to, do all of the following:

6.1            Government Compliance.

 (a)            Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change; provided however, nothing herein shall prohibit or restrict the wind-down, dissolve and terminate of the existence of Olympus-Cytori and Cytori Italia, S.R.L.  Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

 (b)       Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral.  Borrower shall promptly provide copies to Collateral Agent of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries.

6.2            Financial Statements, Reports, Certificates.

 (a)            Borrower shall deliver to each Lender:

 (i)            as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent;

 (ii)           as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion;

 (iii)         as soon as available after approval thereof by Borrower’s Board of Directors, but no later than forty-five (45) days after the last day of each of Borrower’s fiscal years, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s Board of Directors, which such annual financial projections shall be set forth in a quarter‑by‑quarter format (such annual financial projections as originally delivered to Collateral Agent and the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by Borrower’s Board of Directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) Business Days after such approval);

EXECUTION VERSION
 (iv)          within five (5) Business Days of delivery, copies of all statements, reports and notices made available generally by Borrower to Borrower’s security holders or holders of Subordinated Debt;

 (v)            in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) Business Days of filing, all reports on Form 10‑K, 10‑Q and 8‑K filed with the Securities and Exchange Commission,

 (vi)          prompt notice of any material amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto;

 (vii)         prompt notice of (A) any material change in the composition of the Intellectual Property, (B) the registration in the United States of any copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright, patent or trademark, including a copy of any such registration, and (C) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

 (viii)       as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month‑end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s), and

 (ix)            other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

 (b)            Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender, a duly completed Compliance Certificate signed by a Responsible Officer.

 (c)            Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral.  Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3            Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects, or for which Borrower maintains adequate reserves in accordance with GAAP consistent with Borrower’s past practices.  Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices substantially as they exist at the Effective Date.  Borrower must promptly notify Collateral Agent of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000.00) individually or in the aggregate in any calendar year.

6.4            Taxes; Pensions.  Timely file and require each of its Subsidiaries to timely file, all required federal (and all material state and local tax returns and reports (or timely extensions therefor) and timely pay, and require each of its Subsidiaries to timely file, all federal and all material foreign, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

EXECUTION VERSION

6.5            Insurance.  Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured.  The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled.  At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest (to the extent it held a first priority security interest in the property subject to the casualty loss), and (b) after the occurrence and during the continuance of an Event of Default, subject to the rights of any third party holding a Permitted Lien in such Collateral that is senior to the Lien of Collateral Agent as permitted hereunder, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make, at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6            Operating Accounts.

 (a)            So long as SVB is a Lender under this Agreement, maintain all of Borrower’s and its Subsidiaries’ (other than its Foreign Subsidiaries’) primary Collateral Accounts with SVB (representing at least 85% of the cash and Cash Equivalents of Borrower and its Subsidiaries required to be maintained to comply with the covenant) in accounts which are subject to a Control Agreement in favor of Collateral Agent; provided that Borrower and its Subsidiaries may also maintain accounts with Wells Fargo Bank, N.A. that are subject to Control Agreement(s) in favor of Collateral Agent.

 (b)            Borrower shall provide Collateral Agent five (5) days’ prior written notice before Borrower or any of its Subsidiaries (other than its Foreign Subsidiaries’) establishes any Collateral Account at or with any Person other than Wells Fargo Bank, N.A. and Silicon Valley Bank).  In addition, for each Collateral Account that Borrower or any of its Subsidiaries, at any time maintains, Borrower or such Subsidiary (other than a Foreign Subsidiary) shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent.  The account control agreements shall not be required for: (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificates, (b) such dedicated deposit accounts, and such deposit accounts pledged to support the SVB Certificate of Deposit and the Wells Fargo Certificate of Deposit.  In addition, notwithstanding the foregoing, Borrower and its Subsidiaries shall be permitted to maintain the Deposit Accounts, Securities Accounts and other accounts identified in the Perfection Certificate, so long as the value of the assets credited to or on deposit in such accounts does not exceed the “maximum amounts” set forth on the Perfection Certificate as of the Effective Date for such accounts.

EXECUTION VERSION

 (c)            Neither Borrower nor any of its Subsidiaries (other than Foreign Subsidiaries) shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Sections 6.6(a) and (b).

6.7            Protection of Intellectual Property Rights.  Borrower and each of its Subsidiaries shall use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent except that Borrower and its Subsidiaries may abandon or forfeit registrations with respect to such Intellectual Property in jurisdictions outside the United States where, in the good faith business judgment of Borrower’s board of directors, the value of the registrations of such Intellectual Property is outweighed by the cost of maintaining such registrations in such jurisdiction.  If Borrower or any of its Subsidiaries (i) obtains any US patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall substantially promptly provide written notice thereof to Collateral Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property.  If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender with at least fifteen (15) days prior written notice of Borrower’s or such Subsidiary’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

6.8            Litigation Cooperation.  Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.  Notwithstanding any other provision of this Agreement or any other Loan Document, so long as no Default or Event of Default then exists, Borrower and its Subsidiaries shall have the right to deny or restrict Collateral Agent, the Lenders and their respective representatives, access to highly confidential and proprietary scientific data and specifications, in each case, solely to the extent pertaining to Celution Systems.

6.9            Notices of Litigation and Default.  Borrower will give prompt written notice to Collateral Agent and the Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more or which could reasonably be expected to have a Material Adverse Change.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

EXECUTION VERSION
6.10         Financial Covenant. Borrower and the other Loan Parties shall at all times have unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts which are subject to a Control Agreement in favor of Collateral Agent of not less than the product of (i) negative three (-3) times (ii) the Cash Burn Amount at such time.

6.11         Landlord Waivers; Bailee Waivers.  In the event that Borrower or any of its Subsidiaries, after the Effective Date, add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary (if a Guarantor) will, in the event that the Collateral at any new location (other than a new location that is a Permitted Location) is valued in excess of Two Hundred Fifty Thousand ($250,000.00) in the aggregate at such location, give Collateral Agent prompt written notice and use commercially reasonable efforts to obtain from such bailee or landlord, as applicable, a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the failure to obtain a fully executed landlord waiver, bailee waiver or other form of collateral access agreement with respect to any location shall not constitute a Default or Event of Default hereunder.  As used herein, “Permitted Locations” means the following locations: (i) facilities located outside of the United States at which Borrower or its Subsidiaries maintain Celution Systems (as defined below) in ordinary course of business, (ii) locations where Celution Systems may be temporarily located by Borrower or a Subsidiary for use in clinical trials by an unaffiliated third party in ordinary course of business, (iii) locations where Celution Systems may be temporarily located by Borrower or Subsidiary with physicians and other health care providers for demonstration, testing and product development purposes or for general commercial use (including on a lease or placement basis) in ordinary course of business, (iv) locations where Celution Systems may be temporarily located by a Loan Party for maintenance or repair in ordinary course of business (provided, that with respect to the locations described in the immediately preceding clauses (i) through and including (iv), the book value of all Collateral at such locations shall at no time be greater than $200,000 per location or $750,000 in the aggregate and such locations may not include the headquarters of Borrower), (v) the bonded warehouse known as FICHTNER Medizintechnik located in Germany (the “Bonded Warehouse”), provided, that the book value of all the Collateral located at the Bonded Warehouse shall at no time be greater than $500,000, and (vi) locations where portable goods (such as laptops, phones and other similar equipment) may be located with employees or consultants of in the ordinary course of business and locations where Collateral may be temporarily located for sales, testing or demonstration purposes in the ordinary course of business.  As used herein, “Celution Systems” means the family of products (600, 700, 800, 900/MB & next generation Celution device), which processes patients’ cells at the bedside in real time separating a therapeutic dose of stem and regenerative cells from a patient’s own fat tissue, including a central processing device, a related single-use consumable used for each patient specific procedure, and supportive procedural components.

6.12        Creation/Acquisition of Subsidiaries.  In the event Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall provide prior written notice to Collateral Agent and each Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent or any Lender to cause each such Subsidiary to become a co‑Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower (or its Subsidiary, as applicable) shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, a perfected security interest in the Shares of each such newly created Subsidiary; provided, however, that solely in the circumstance in which Borrower or any Subsidiary acquires a Foreign Subsidiary (or a Subsidiary wholly-owned by a Foreign Subsidiary) in an acquisition permitted by Section 7.3 hereof, acquires a Subsidiary (or a Subsidiary wholly-owned by a Foreign Subsidiary) in a transaction approved by the Required Lenders or otherwise creates a Foreign Subsidiary, (i) such Foreign Subsidiary (or such Subsidiary wholly-owned by a Foreign Subsidiary) shall not be required to guarantee the Obligations of Borrower under the Loan Documents or to grant a continuing pledge and security interest in and to any of the assets of such Foreign Subsidiary (or such Subsidiary that is wholly-owned by a Foreign Subsidiary), and (ii) neither Borrower nor any Subsidiary shall be required to grant and pledge to Collateral Agent, for the ratable benefit of Lenders, a perfected security interest in more than sixty‑five percent (65%) of the Shares of such Foreign Subsidiary (or such Subsidiary that is wholly-owned by a Foreign Subsidiary).

EXECUTION VERSION
6.13         Further Assurances.
  (a)           Execute any further instruments and take further action as Collateral Agent reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.
  (b)          Deliver to Collateral Agent and Lenders, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to have a Material Adverse Change.

7.            NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1            Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out, surplus or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; and (d) in connection with the Designated Transactions (that are consummated substantially in accordance with the terms disclosed to the Lenders and the Collateral Agent prior to the Effective Date).

7.2            Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or its Subsidiaries as of the Effective Date or reasonably related or incidental thereto; (b) liquidate or dissolve (other than the liquidation and dissolution of Olympus-Cytori); or (c) (i) any Key Person shall cease to be actively engaged in the day-to-day management of Borrower unless written notice thereof is provided to Collateral Agent within 10 Business Days of such change, or (ii) enter into any transaction or series of related transactions (other than by the sale of Borrower’s equity securities in a public offering, a private placement of public equity or to venture capital or private equity investors so long as Borrower identifies to Collateral Agent the venture capital or private equity investors prior to the closing of the transaction) resulting in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of Borrower.  Borrower shall not, without at least thirty (30) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations are Permitted Locations or contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower or any of its Subsidiaries at such location); (B) change its jurisdiction of organization, (C) change its organizational type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3            Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person.   Notwithstanding the foregoing, Borrower and its Subsidiaries may acquire, directly or indirectly, all or substantially all of the assets or stock of another Person (such Person, the “Target”) so long as (a) Collateral Agent and each Lender shall receive at least twenty (20) Business Days’ prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition; (b) such acquisition shall comprise a business, or those assets of a business, substantially of the type engaged in by Borrower or its Subsidiaries and which business would not subject Collateral Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such acquisition; (c) such acquisition shall be consensual and shall have been approved by Target’s board of directors or similar governing body (as applicable); (d) the purchase price paid and/or payable in cash or other property (other than capital stock) in connection with all acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrower and Target) shall not exceed $1,000,000 during the term of this Agreement; (e) with respect to an acquisition paid for in whole or in part with capital stock, such acquisition shall not result in any decrease in the Tangible Net Worth (as defined below) of Borrower; (f) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens); (g) at or prior to the closing of any acquisition, unless the acquiring entity is a Foreign Subsidiary, Collateral Agent will be granted a first priority perfected Lien (subject to Permitted Liens), for the ratable benefit of Collateral Agent and Lenders, in all assets or stock acquired pursuant thereto and Borrower shall have executed such documents and taken such actions as may be required by Collateral Agent in connection therewith; (h) at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and (i) immediately after the consummation of such acquisition and after giving effect thereto, Borrower shall have unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts over which Collateral Agent has obtained control of not less than the product of (x) negative twelve (-12) times (y) the Cash Burn Amount based on pro forma financial statements that are delivered to and approved by Collateral Agent and the Lenders.  “Tangible Net Worth” means, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (x) any amounts attributable to (1) goodwill, (2) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (3) reserves not already deducted from assets, and (y) the obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.  In addition, a Foreign Subsidiary may merge or consolidate into another Foreign Subsidiary or a U.S. Subsidiary, and any U.S. Subsidiary may merge or consolidate into another U.S. Subsidiary (provided such surviving Subsidiary (other than a Foreign Subsidiary) is a “co‑Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

EXECUTION VERSION
7.4            Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5            Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein and except for customary restrictions on assignment, pledge and transfer contained in licenses under which Borrower or a Subsidiary is the licensee.

7.6            Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7            Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution (other than distributions payable solely in capital stock) or payment in respect of or redeem, retire or purchase any of its capital stock, in each case, other than (i) dividends and distributions by a Subsidiary of any Loan Party to a Loan Party, (ii) the conversion or exchange of debt securities or equity securities into capital stock, (iii) the issuance of capital stock upon the exercise or conversion of warrants or options, (iv) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate per fiscal year), and (v) dividends and distributions in connection with the Designated Transactions in accordance with the terms set forth in the Disclosure Letter; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8            Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non‑affiliated Person, (b) transactions that would be Permitted Investments pursuant to part (i), (l) or (m) of the definition of “Permitted Investments”, (c) transactions among Borrower and any Guarantor or among Guarantors, or among Subsidiaries that are not Guarantors, (d) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries, and (e) dividends and distributions expressly permitted under Section 7.7(a).

EXECUTION VERSION
7.9            Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10            Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.11            Compliance with Anti‑Terrorism Laws.  Collateral Agent hereby notifies Borrower and each of its Subsidiaries that pursuant to the requirements of Anti‑Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti‑Terrorism Laws.  Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower and each of its Subsidiaries shall immediately notify Collateral Agent if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

8.            EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1            Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

EXECUTION VERSION

8.2            Covenant Default.

  (a)            Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Financial Covenant), 6.12 (Creation/Acquisition of Subsidiaries) or Borrower violates any covenant in Section 7 or Section 13; or

  (b)            Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the earlier of (i) the date on which an executive officer (including, without limitation, a president, chief executive officer, chief financial officer, secretary, vice president or general counsel) of Borrower becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Collateral Agent; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3            Material Adverse Change.  A Material Adverse Change occurs;

8.4            Attachment; Levy; Restraint on Business.

 (a)            (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries (taken as a whole) or of any entity under control of Borrower or its Subsidiaries on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

  (b)            (i) any material portion of Borrower’s and its Subsidiaries’ assets (taken as a whole) is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

8.5            Insolvency.  (a) Borrower and its Subsidiaries, taken as a whole, are or become Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty‑five (45) days (but no Credit Extensions shall be made while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6            Other Agreements.  There is a default in any agreement to which Borrower or any of the other Loan Parties is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Collateral Agent receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Collateral Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Collateral Agent be materially more burdensome to Borrower;

EXECUTION VERSION

8.7            Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Three Hundred Thousand Dollars ($300,000.00) (not covered by independent third‑party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8            Misrepresentations.  Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made or deemed made;

8.9            Subordinated Debt.  A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10            Governmental Approvals.  Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or

8.11            Lien Priority.  Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement.

9.            RIGHTS AND REMEDIES

9.1              Rights and Remedies.

  (a)          Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

  (b)         Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right without notice or demand, to do any or all of the following:

 (i)            foreclose upon and/or sell or otherwise liquidate, the Collateral;

EXECUTION VERSION
 (ii)           apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or
 (iii)         commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

 (c)           Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

 (i)            settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

 (ii)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates.  Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

 (iii)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Collateral Agent is hereby granted a non‑exclusive, royalty‑free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

 (iv)         place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

 (v)          demand and receive possession of Borrower’s Books;

 (vi)         appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries;

 (vii)        subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof);

 (viii)       for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then one hundred five percent (105%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then one hundred ten percent (110%), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; and

 (ix)          terminate any FX Contracts.

EXECUTION VERSION

  (d)         Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a), (b) and (c) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right to terminate, upon written notice to Borrower, Borrower’s and its Subsidiaries’ right to continue to enter into non-exclusive licenses in the ordinary course of business.

Collateral Agent may only give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which an Event of Default has occurred and is continuing.

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.  As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

9.2            Power of Attorney.  Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney‑in‑fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits.  Borrower hereby appoints Collateral Agent as its lawful attorney‑in‑fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make Credit Extensions hereunder.  Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3            Protective Payments.  If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter.  No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

EXECUTION VERSION
9.4            Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims.  To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.
9.5            Liability for Collateral.  So long as Collateral Agent and the Lenders comply with reasonable banking practices and the Code regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6            No Waiver; Remedies Cumulative.  Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given.  The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative.  Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity.  The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver.  Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7            Demand Waiver.  Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

EXECUTION VERSION
10.         NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Cytori Therapeutics, Inc. 3020 Callan Road San Diego, California 92121 Attn: Mark E. Saad Fax: (858) 450-4355 Email: msaad@cytori.com

with a copy (which shall not constitute notice) to:	Cytori Therapeutics, Inc. 3020 Callan Road San Diego, California 92121 Attn: In-House Counsel Fax: (858) 450-4335 Email: jsoneff@cytori.com

If to Collateral Agent or Oxford:	OXFORD FINANCE LLC 133 North Fairfax Street Alexandria, Virginia 22314 Attention: Legal Department Fax: (703) 519‑5225 Email: LegalDepartment@oxfordfinance.com

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: Jonathan Bell, Esq. Fax: (617) 279-8438 Email: Bellj@gtlaw.com

If to SVB:	SILICON VALLEY BANK Silicon Valley Bank 4370 La Jolla Village Drive Suite 1050 San Diego, CA 92122 Attn: Kevin Wallace Fax: (858)622-1424 Email: kwallace@svb.com

with a copy (which shall not constitute notice) to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909 Attn: Karla A. Lyon, Esq. Fax: (858) 550-6420 Email: klyon@cooley.com

EXECUTION VERSION
11.         CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower, Collateral Agent and each Lender each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Collateral Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Collateral Agent or any Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower  at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self‑help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

EXECUTION VERSION
12.         GENERAL PROVISIONS
12.1         Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.6).  The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”).  Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require.  Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer (i) in respect of the Warrants (which shall be governed by the terms of the Warrants) or (ii) in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture hedge fund or distressed debt purchaser, each as determined by Collateral Agent.

12.2        Indemnification.  Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s  gross negligence or willful misconduct.  Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5        Correction of Loan Documents.  Collateral Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6        Amendments in Writing; Integration.  (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

EXECUTION VERSION
(i)            no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)           no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii)         no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv)         the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

 (b)            Other than as expressly provided for in Section 12.6(a)(i)‑(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

 (c)            This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8         Survival.  All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements.  The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

EXECUTION VERSION

12.9         Confidentiality.  In handling any confidential information of Borrower or any of its Subsidiaries, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order provided that Collateral Agent and each Lender shall use reasonable efforts to provide prior written notice to Borrower of such disclosure, unless such notice is prohibited by applicable law or an order of a governmental authority; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Collateral Agent with terms no less restrictive than those contained herein and the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent (other than by the actions of the Lenders and/or Collateral Agent); or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information.  Collateral Agent and the Lenders may also: (i) use confidential information for any of their internal record keeping, due diligence, risk analysis, market analysis, maintenance and development of client databases, statistical and reporting purposes; (ii) use Borrower's name and the principal terms of the Loans for customary client reference purposes; and (iii) use masked confidential information for regulatory reporting purposes to the extent required by or advisable under applicable law.  The provisions of this Section 12.9 shall survive the termination of this Agreement.  The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10     Right of Set Off.  Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11     Silicon Valley Bank as Agent.  Collateral Agent hereby appoints SVB as its agent (and SVB hereby accepts such appointment) for the purpose of perfecting Collateral Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control, including without limitation, all Deposit Accounts maintained at SVB.

12.12     Cooperation of Borrower.  If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

EXECUTION VERSION
13.         JOINT VENTURE TERMINATION

Notwithstanding anything in this Agreement to the contrary, (a) Borrower may purchase certain assets (including without limitation all stock of Olympus-Cytori that is owned by Olympus) from Olympus pursuant to the terms of a JV Termination Agreement, and (b) Borrower may perform all of its obligations under the JV Termination Agreement, except that Borrower may not make any payments of the “Total Purchase Price” (as such term is defined in the JV Termination Agreement) other than the “Initial Payment”, each “Installment Payment” and any payments in connection with the exercise of the “Olympus Payment Option” (as each of such terms are defined in the JV Termination Agreement); provided, however, that (i) Borrower shall deliver to Collateral Agent a copy of any other agreements or documents executed or delivered in connection with JV Agreement promptly upon the execution and delivery thereof, (ii) Borrower may not make any payments to Olympus pursuant to the “One Year Payment Option”, the “Two Year Payment Option”, or the “Extended Payment Option” (as such terms are defined in the JV Termination Agreement) except for each “Installment Payment”, without the prior written consent of Collateral Agent and the Required Lenders, (iii) promptly upon the effectiveness of the assignment to Borrower of the “Assigned Patents” under (and as such term is defined in the JV Termination  Agreement, the  Borrower  will  execute a  supplement  to  the  IP Agreement to include such Assigned Patents, to be filed in the United States Patent and Trademark Office, (iv) as soon as practicable (in light of the time period necessary to transfer certain assets to Olympus-Cytori as contemplated by the JV Termination  Agreement) following the effectiveness of the JV Termination Agreement, Borrower will initiate dissolution of Olympus-Cytori and use its best efforts to complete such dissolution at the earliest date thereafter (and provide evidence of its dissolution to Collateral Agent promptly thereafter) and cause all of the assets of Olympus-Cytori to be transferred and assigned to Borrower, and Borrower will execute such other documents and take such other actions as may be required by Collateral Agent for Collateral Agent to obtain a security interest in all such transferred assets of Olympus-Cytori, and (v) notwithstanding the provisions of this Agreement to the contrary, until Olympus-Cytori is dissolved  as described in the foregoing clause (iv), Borrower shall not make Investments in Olympus-Cytori in excess of $50,000 in the aggregate.  The failure of Borrower to take any action or satisfy any conditions described in the preceding sentence shall constitute an immediate Event of Default hereunder.

14.        DEFINITIONS

14.1         Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is August 1, 2014, or if the Revenue Event occurs (and evidence of its occurrence reasonably satisfactory to the Collateral Agent is provided to the Collateral Agent no later than July 25, 2014) then February 1, 2015.

EXECUTION VERSION

“Annual Projections” is defined in Section 6.2(a).

“Anti‑Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” is defined in Section 12.1.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank” is defined in the preamble hereof.

“Basic Rate” is, with respect to a Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (i) Nine and Three-Quarters percent (9.75%) and (ii) the sum of (a) the three (3) month U.S. LIBOR rate reported in the Wall Street Journal three (3) Business Days prior to the Funding Date of such Term Loan, plus (b) Nine and Forty-Seven Hundredths percent (9.47%).

“Blocked Person” is any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Burn Amount” means, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination and based on the financial statements most recently delivered to Collateral Agent and the Lenders in accordance with this Agreement:

(1) the product of (i) the sum of, without duplication, (A) net income (loss), plus (B) depreciation, amortization and other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business), minus (C) non-financed capital expenditures, minus (D) non-cash revenue, in each case of clauses (A), (B), (C) and (D), for the immediately preceding six month period on a trailing basis, divided by (ii) six, minus

(2) the product of (i) the current portion of interest bearing liabilities due and payable in the immediately succeeding six months divided by (ii) six.

EXECUTION VERSION
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent.  For the avoidance of doubt, the direct purchase by Borrower or any of its Subsidiaries of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower or any of its Subsidiaries shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this Agreement governing Permitted Investments.  Notwithstanding the foregoing, Cash Equivalents does not include and Borrower, and each of its Subsidiaries, are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long‑term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security (each, an
“Auction Rate Security”).

“Celuton Systems” are defined in Section 6.11.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Collateral Agent” is, Oxford, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

EXECUTION VERSION

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower and such Subsidiary, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account designated in writing to Collateral Agent prior to the Effective Date.

“Designated Transactions” means those certain transactions described in the Disclosure Letter.

“Disbursement Letter” is that certain form attached hereto as Exhibit B-1.

“Disclosure Letter” means the disclosure letter dated as of the Effective Date containing certain disclosures and schedules delivered by Borrower to Collateral Agent, on behalf of the Lenders.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then‑prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent.  Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

EXECUTION VERSION

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Existing Indebtedness” is the indebtedness of Borrower to Oxford Finance LLC, Silicon Valley Bank and General Electric Capital Corporation in the aggregate principal outstanding amount as of the Effective Date of approximately Seventeen Million Three Hundred Thousand Dollars ($17,300,000) pursuant to that certain Amended and Restated Loan and Security Agreement, dated June 11, 2010, entered into by and between General Electric Capital Corporation and Borrower, as subsequently amended to, among other things, include Oxford Finance LLC and Silicon Valley Bank as lenders thereunder.

“Event of Default” is defined in Section 8.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares.

“Final Payment Percentage” is three percent (3.00%).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

EXECUTION VERSION

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent with the Required Lenders’ and the Collateral Agent’s approval (which approval may be withheld by the Required Lenders or the Collateral Agent in their or its respective discretion).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any Subsidiary’s right, title and interest in and to the following:

(a)            its Copyrights, Trademarks and Patents;

(b)            any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;

(c)            any and all source code;

(d)            any and all design rights which may be available to Borrower;

EXECUTION VERSION
(e)            any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)            all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.

“JV Termination Agreement” is that certain Joint Venture Termination Agreement, dated May 8, 2013, by and between Borrower and Olympus regarding, among other things, the termination of a joint venture carried out pursuant to Olympus-Cytori.

 “IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of the Effective Date, as such may be amended from time to time.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Christopher J. Calhoun as of the Effective Date, and (ii) Chief Financial Officer, who is Mark E. Saad as of the Effective Date.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, each Loan Payment/Advance Request Form and any Bank Services Agreement, the Post Closing Letter, the IP Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Parties” means, collectively, Borrower and the Guarantors.

“Loan Payment/Advance Request Form” is that certain form attached hereto as Exhibit B‑2.

EXECUTION VERSION

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or financial condition of Borrower and its Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is, for the Term Loan, July 1, 2017.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrants).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Olympus” means Olympus Corporation, a corporation organized and existing under the laws of Japan.

“Olympus-Cytori” means Olympus-Cytori, Inc., a Delaware corporation.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on August 1, 2013.

“Perfection Certificate” and “Perfection Certificates” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)            Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)            Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c)            Subordinated Debt;

(d)            unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)            Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value (plus taxes, shipping and installation expenses) of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

EXECUTION VERSION

(f)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g)            obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement entered into in the ordinary course of business and designed to alter the risks arising from fluctuations in currency values or interest rates, but not for speculative purposes;

(h)            guaranties by Borrower or any Guarantor of obligations or liabilities of other Borrowers or Guarantors Loan Parties, so long as no Default or Event of Default would occur either before or after giving effect to any such guaranty

(i)            Indebtedness incurred by Foreign Subsidiaries from third party financial institutions in an aggregate outstanding amount not in excess of $250,000 at any time;

(j)            Indebtedness consisting of SVB Cash Management Obligations owing by Borrower to Silicon Valley Bank in an amount not to exceed $250,000 in the aggregate at any time;

(k)            Indebtedness consisting of Wells Fargo L/C Obligations owing by Borrower to Wells Fargo Bank, N.A. in an amount not to exceed $350,000 in the aggregate at any time;

(l)            Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default would occur either before or after giving effect to any such Indebtedness;

(m)            Intercompany Indebtedness corresponding to Investments of the type described in clause (l) of the definition of Permitted Investments; and

(n)            extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)            Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b)            (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy attached hereto as Exhibit E, provided that any amendment thereto must be approved in writing by Collateral Agent (such approval not to be unreasonably withheld);

(c)            Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

EXECUTION VERSION

(d)            Investments consisting of Deposit Accounts in which Collateral Agent has a perfected security interest;

(e)            Investments in connection with Transfers permitted by Section 7.1;

(f)            Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate for (i) and (ii) in any fiscal year;

(g)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary;

(i)            Investments by Borrower consisting of notes receivable or equity investments in one or more Subsidiaries made pursuant to arm’s length transactions not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year for each Subsidiary;

(j)            Investments in joint ventures or strategic alliances in the ordinary course of business consisting of the licensing of technology, the development of technology or the providing of support, provided that (I) any cash Investments do not exceed $250,000 in the aggregate in any fiscal year and (II) no Default or Event of Default exists at the time of such Investment or would be caused after giving effect thereto;
(k)            leases and placements of Celution Systems to physicians or other health care providers in accordance with clause (iii) of the definition of Permitted Locations in Section 6.11;

(l)            Investments (i) by Borrower and any Guarantor in Borrower or another Guarantor; (ii) by Subsidiaries that are not Guarantors in Borrower or any other Subsidiary; (iii) by Subsidiaries that are not Guarantors in other Subsidiaries that are not Guarantors; and (iv) by Borrower and any Guarantor in a Subsidiary that is not a Guarantor, in an aggregate amount not to exceed (i) Three Hundred Thousand Dollars ($300,000) per quarter in the aggregate for Borrower’s Japan Subsidiary; and (ii) One Hundred Twenty-Five Thousand Dollars ($125,000) per quarter in the aggregate for all other Subsidiaries (and which aggregate amounts shall include, without duplication, loans made pursuant to clause (n) of the definition of Permitted Indebtedness); and

(m)            Investments consisting of the creation of Subsidiaries, provided that the amount of any loans or capital contributions in such Subsidiaries shall otherwise qualify as Permitted Investments.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, (C)exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (C), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers five (5) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers (to the extent permitted under any applicable confidentiality or non-disclosure arrangements) to Collateral Agent and the Lenders copies of the final executed licensing documents entered into in connection with the exclusive license promptly upon consummation thereof (provided that Borrower shall use commercially reasonable efforts to ensure that the confidentiality provisions of such licensing documentation permit Borrower to deliver such documents to Collateral Agent and the Lenders, and if the Borrower fails to obtain such permission, Borrower shall deliver to Collateral Agent and the Lenders such licensing documentation redacted to the extent necessary to comply with such confidentiality restrictions) and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement; (D) licenses under which Borrower or a Subsidiary is the licensee that are disclosed on the Perfection Certificate or are otherwise immaterial to the business of Borrower and its Subsidiaries, taken as a whole; (E) licenses permitted under clause (j) of the definition of Permitted Investments; and (F) licenses granted in connection with the Designated Transactions.

EXECUTION VERSION

“Permitted Liens” are:

(a)            Liens existing on the Effective Date and disclosed on the Perfection Certificate or  arising under this Agreement or the other Loan Documents (other than Liens that pursuant to the express terms hereof are to be removed on or before the Effective Date);

(b)            Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)            Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)            Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)            Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)            leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h)            banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses, overdraft obligations or other obligations permitted to be secured by the applicable account control agreement in favor of Collateral Agent for the benefit of the Lenders, and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

EXECUTION VERSION
(i)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j)            Liens consisting of Permitted Licenses;

(k)            the rights and interests of licensors under licenses (but restricted to the assets that are subject to such licenses) where Borrower or a Subsidiary is the licensee;

(l)            zoning restrictions, easements, rights of way, encroachments or other restrictions on the use of, and other minor defects or irregularities in title with respect to, any real property of Borrower or its Subsidiaries so long as the same do not materially impair the use of such real property by Borrower or such Subsidiary;

(m)            purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)             Liens of Silicon Valley Bank on a Certificate of Deposit in an aggregate amount not to exceed $250,000 (the “SVB Certificate of Deposit”) issued by Silicon Valley Bank to Borrower to secure the SVB Cash Management Obligations;

(p)            Liens of Wells Fargo Bank, N.A. on a Certificate of Deposit in an aggregate amount not to exceed $350,000 (the “Wells Fargo Certificate of Deposit”) issued by Wells Fargo Bank, N.A. to Borrower to secure the Wells Fargo L/C Obligations; and

(q)            Liens of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted, (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Loan Party in accordance with GAAP and (v) which Liens are subordinated to the security interests granted hereunder pursuant to a landlord waiver, to the extent required hereunder.

“Permitted Locations” are defined in Section 6.11.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post Closing Letter” is that certain Post Closing Letter dated as of the Effective Date by and between Collateral Agent and Borrower.

 “Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)            for a prepayment made on or after the Funding Date of such Term Loan through and including the first anniversary of the Funding Date of such Term Loan, three percent (3.00%) of the outstanding principal amount of such Term Loan prepaid;

(ii)           for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term Loan through and including the second anniversary of the Funding Date of such Term Loan, two percent (2.00%) of the outstanding principal amount of the Term Loan prepaid; and

EXECUTION VERSION
(iii)         for a prepayment made after the date which is after the second anniversary of the Funding Date of such Term Loan, one percent (1.00%) of the outstanding principal amount of the Term Loan prepaid.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan held by such Lender by the aggregate outstanding principal amount of all Term Loan.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Revenue Event” is the achievement by Borrower of consolidated net revenues of at least Twenty-Seven Million Dollars ($27,000,000) for the trailing twelve month period ending June 30, 2014, as determined by Collateral Agent based upon written evidence satisfactory to Collateral Agent.

“Secured Promissory Note” is defined in Section 2.4.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary (other than a Foreign Subsidiary), in any Subsidiary; provided that, “Shares” shall mean sixty‑five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in any Foreign Subsidiary and zero percent of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Foreign Subsidiary.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

EXECUTION VERSION
“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“SVB Cash Management Obligations” means obligations, Indebtedness and liabilities to Silicon Valley Bank with respect to (i) credit card, payroll and foreign exchange services provided by Silicon Valley Bank to Borrower or its Subsidiaries and (ii) standby letters of credit issued by Silicon Valley Bank on behalf of Borrower or its Subsidiaries.

“Term Loan” is defined in Section 2.2(a)(ii) hereof.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.  “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date, or any date thereafter, issued by Borrower in favor of each Lender or such Lender’s Affiliates.

“Wells Fargo L/C Obligations” means reimbursement obligations with respect to a letter of credit issued for the benefit of the landlord with respect to the lease of the facilities located at 3020 Callan Rd, San Diego, California 92121.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

CYTORI THERAPEUTICS, INC.

By	/s/ Mark E Saad
Name:	Mark E. Saad
Title:	CFO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President - Finance, Secretary & Treasurer

LENDER:

SILICON VALLEY BANK

By	/s/ Kevin Wallace
Name:	Kevin Wallace
Title:	Vice President

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

	Term Loan
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$24,000,000	88.89%
SILICON VALLEY BANK	$3,000,000	11.11%
TOTAL	$27,000,000	100.00%